Exhibit 99.1

FOR IMMEDIATE RELEASE January 29, 2025
(All amounts in U.S. dollars)

CELESTICA ANNOUNCES FOURTH QUARTER AND FY 2024 FINANCIAL RESULTS
Q4 2024 adjusted EPS* above the high end of the guidance range; Raising 2025 annual outlook
TORONTO, Canada - Celestica Inc. (TSX: CLS) (NYSE: CLS), a leader in design, manufacturing, hardware platform and supply chain solutions for the world's most innovative companies, today announced financial results for the quarter ended December 31, 2024 (Q4 2024)1.
Reported results in accordance with U.S. GAAP (GAAP), transitioning from IFRS.

Q4 2024 Highlights

•Revenue: $2.55 billion, increased 19% compared to $2.14 billion for fourth quarter of 2023 (Q4 2023).
•GAAP earnings from operations as a % of revenue: 8.0%, compared to 5.1% for Q4 2023.
•Adjusted operating margin (non-GAAP)*: 6.8%, compared to 6.0% for Q4 2023.
•GAAP earnings per share2 (EPS): $1.29, compared to $0.77 for Q4 2023.
•Adjusted EPS2 (non-GAAP)*: $1.11, compared to $0.77 for Q4 2023.
•    Repurchased 0.3 million common shares for cancellation for $25.5 million.

“We are pleased with the company’s strong performance in the fourth quarter and solid finish to 2024. Fourth quarter revenue of $2.55 billion was up 19% year-over-year, while non-GAAP adjusted EPS* of $1.11 was our highest quarterly EPS ever. For the full year 2024, Celestica achieved 21% revenue growth, while our non-GAAP adjusted EPS* grew 58% year-over-year,” said Rob Mionis, President and CEO, Celestica.

“Looking towards 2025, we are pleased to raise our full-year outlook, reflecting strengthening demand in our CCS segment. We now anticipate revenue of $10.7 billion, an increase from our previous outlook of $10.4 billion, and non-GAAP adjusted EPS* of $4.75, up from our previous outlook of $4.42. Overall, the current demand environment for data center hardware is robust, as evidenced by recent customer forecasts as well as new AI program awards over the last 90 days, including our second and third 1.6T program wins. As such, we believe the positive momentum we are experiencing will continue beyond this year, and into 2026.”

1 Celestica has two operating and reportable segments: Advanced Technology Solutions (ATS) (comprised of our Aerospace and Defense (A&D), Industrial, HealthTech and Capital Equipment businesses), and Connectivity & Cloud Solutions (CCS) (consists of our Communications and Enterprise (servers and storage) end markets). Segment performance is evaluated based on segment revenue, segment income and segment margin (segment income as a percentage of segment revenue).
* See Use of Non-GAAP Measures and Schedule 1 for, among other items, non-GAAP financial measures (and ratios) included in this press release, their definitions, uses, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. Non-GAAP measures in this press release are denoted with an asterisk (*).
2 Per share information included in this press release is based on diluted shares outstanding unless otherwise noted.

First Quarter of 2025 (Q1 2025) Guidance

Q1 2025 Guidance
Revenue (in billions)	$2.475 to $2.625
Adjusted operating margin (non-GAAP)*	6.8% at the mid-point of our revenue and non-GAAP adjusted EPS guidance ranges
Adjusted EPS (non-GAAP)* (1)	$1.06 to $1.16

(1) Q1 2025 guidance excludes a negative $0.29 to $0.35 per share (pre-tax) aggregate impact on net earnings on a GAAP basis for employee stock-based compensation (SBC) expense, amortization of intangible assets (excluding computer software), and restructuring charges. Q1 2025 guidance assumes a non-GAAP adjusted effective tax rate* of approximately 20%.

2025 Annual Outlook
•Revenue of $10.7 billion (previous outlook was $10.4 billion)
•Adjusted operating margin (non-GAAP)* of 6.9% (previous non-IFRS outlook was 6.7%)
•Adjusted EPS (non-GAAP)* of $4.75 (previous non-IFRS outlook was $4.42)
•Free cash flow (non-GAAP)* of $350 million (previous non-IFRS outlook was $325 million)

Our 2025 outlook assumes an annual non-GAAP adjusted effective tax rate* of approximately 19%.

* See Use of Non-GAAP Measures and Schedule 1. For our Q1 2025 Guidance and 2025 Annual Outlook, we present certain forward-looking non-GAAP metrics. A reconciliation of such forward-looking non-GAAP measures to the most directly comparable GAAP measures on a forward-looking basis has not been provided because the items that we exclude from GAAP to calculate the comparable non-GAAP measure are dependent on future events that are not able to be reliably predicted by management and are not part of our routine operating activities. We are unable to provide such a reconciliation without unreasonable effort due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact and the periods in which the adjustments may be recognized. The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact our Q1 2025 and 2025 GAAP results.

Summary of Selected Q4 2024 Results

Q4 2024 Actual (3)
Revenue (in billions) (1)	$2.55
GAAP earnings from operations as a % of revenue	8.0%
GAAP selling, general and administration expenses (SG&A) (in millions)	$57.6
GAAP EPS (2)	$1.29
Adjusted operating margin (non-GAAP)*	6.8%
Adjusted SG&A (non-GAAP)* (in millions)	$81.2
Adjusted EPS (non-GAAP)*	$1.11
CCS segment revenue: $1.74 billion, increased 30% compared to Q4 2023; CCS segment margin(4): 7.9% compared to 6.8% for Q4 2023. Hardware Platform Solutions (HPS) revenue of $0.8 billion increased 65% compared to Q4 2023.

ATS segment revenue: $0.81 billion, remained flat compared to Q4 2023; ATS segment margin(4): 4.6% compared to 4.7% for Q4 2023.

(1) In Q4 2024, two customers individually represented 10% or more of total revenue (24% and 12%).
(2) GAAP EPS of $1.29 for Q4 2024 included an aggregate charge of $0.17 (pre-tax) per share for employee SBC expense, amortization of intangible assets (excluding computer software), and restructuring charges (Q4 2023 - $0.17 (pre-tax) per share). This aggregate charge was at the low end of our Q4 2024 guidance range of between $0.17 to $0.23 per share for these items.
GAAP EPS for Q4 2024 also included a $0.44 per share positive impact attributable to a fair value gain (TRS Gain) on our total return swap agreement (TRS Agreement). GAAP EPS for Q4 2023 of $0.77 included a $0.10 per share TRS Gain.
(3) The conversion from IFRS to GAAP did not have a material impact on our overall financial results for Q4 2024. Our Q4 2024 results were in line with, or exceeded, our previously provided guidance.
Upon transitioning from IFRS to GAAP, we were required to re-present our previously issued comparative results. The most significant transitional adjustments to our financial statements were related to the accounting treatment of the derivative instruments we entered into prior to 2024. These adjustments were driven specifically by the transition, and on the condensed consolidated statements of operations, impacted GAAP cost of sales, SG&A, finance costs and miscellaneous expense (income). As the nature of the derivatives have not changed in the transition, we have excluded such transitional adjustments in our GAAP to non-GAAP reconciliations. Reconciling items from our GAAP to non-GAAP measures are explained in Schedule 1. These transitional adjustments do not impact our non-GAAP results and will not impact our operating results reported under GAAP going forward.
For Q4 2024, our revenue was near the high end of our guidance range. Our adjusted operating margin for Q4 2024 exceeded the mid-point of our revenue and non-IFRS adjusted EPS guidance ranges and our Q4 2024 adjusted EPS exceeded the high end of our guidance range, primarily driven by unanticipated operating leverage in our CCS segment. Our adjusted SG&A for Q4 2024 came in just over our guidance range due to higher than anticipated variable spend. Our GAAP effective tax rate for Q4 2024 was 20%. Our adjusted effective tax rate (non-GAAP) for Q4 2024 was 19%, lower than our anticipated estimate of approximately 21%, mainly due to non-routine tax events, offset partially by unfavorable jurisdictional profit mix.
(4) Segment margin is segment income as a percentage of segment revenue. Segment income is defined as a segment’s revenue less its cost of sales and its allocatable portion of SG&A expenses and research and development expenses. Segment income excludes Miscellaneous Expense (Income), FCC Transitional ADJ, employee SBC expense, TRS FVAs, amortization of intangible assets (excluding computer software), restructuring and other charges, net of recoveries (each defined in Schedule 1 below) and finance costs.

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Summary of Selected Full Year 2024 Results

	2024 Actual	2023 Actual
Revenue (in billions) (1)	$9.65	$7.96
GAAP earnings from operations as a % of revenue	6.2%	4.2%
GAAP EPS (2)	$3.61	$2.03
GAAP cash from operations (in millions)	$473.9	$326.2
Adjusted operating margin (non-GAAP)*	6.5%	5.5%
Adjusted EPS (non-GAAP)*	$3.88	$2.46
Free cash flow (non-GAAP)* (in millions)	$305.9	$203.8
(1) In 2024, two customers individually represented 10% or more of total revenue (28% and 11%).
(2) GAAP EPS for 2024 of $3.61 included a $0.77 per share TRS Gain. GAAP EPS for 2023 of $2.03 included a $0.38 per share TRS Gain.
*See Use of Non-GAAP Measures and Schedule 1.

Business Updates

We are pleased to announce the following developments related to new customer program wins:

Second 1.6T program award with a large Hyperscaler customer

Celestica has been awarded a 1.6 Terabyte switching program with a second Hyperscaler customer. The HPS program will include supporting the customer with the design and production of a fully AI-optimized networking rack, which will leverage our advanced system-level liquid cooling technology. The program is expected to begin ramping production in 2026.

HPS Full Rack AI System program award

Celestica has also secured an award for a new HPS program with a leading Digital Native Company. We will collaborate with the customer to deliver a full rack AI-optimized system solution. The program will leverage Celestica’s proprietary R&D investments across multiple technologies, including AI/ML servers, 1.6 Terabyte switches, and advanced liquid cooling systems. Production for this program is expected to begin in the latter part of 2026.

Q4 2024 Financial Results

Management will host its Q4 2024 results conference call on January 30, 2025 at 8:00 a.m. Eastern Standard Time (EST). The webcast can be accessed at www.celestica.com.

Use of Non-GAAP Measures

In addition to disclosing detailed operating results in accordance with GAAP, Celestica provides supplementary non-GAAP financial measures to consider in evaluating the company’s operating performance. Management uses adjusted net earnings and other non-GAAP financial measures to assess operating performance, financial leverage and the effective use and allocation of resources; to provide more normalized period-to-period comparisons of operating results; to enhance investors’ understanding of the core operating results of Celestica’s business; and to set management incentive targets. We believe investors use both GAAP and non-GAAP financial measures to assess management's decisions associated with our priorities and capital allocation, as well as to analyze how our business operates in, or responds to, macroeconomic trends or other events that impact our core operations. See Schedule 1 below.

About Celestica

Celestica enables the world's best brands. Through our recognized customer-centric approach, we partner with leading companies in Aerospace and Defense, Communications, Enterprise, HealthTech, Industrial, and Capital Equipment to deliver solutions for their most complex challenges. As a leader in design, manufacturing, hardware platform and supply chain solutions, Celestica brings global expertise and insight at every stage of product development — from the drawing board to full-scale production and after-market services. With talented

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teams across North America, Europe and Asia, we imagine, develop and deliver a better future with our customers. For more information on Celestica, visit www.celestica.com. Our securities filings can be accessed at www.sedarplus.ca and www.sec.gov.

The information contained on or accessible through www.celestica.com is not incorporated by reference into, and does not form part of, this release.

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, those related to: strengthening demand in our CCS segment, demand environment and customer forecasts, our anticipated financial and/or operational results, guidance and outlook, including statements under the headings "First Quarter of 2025 (Q1 2025) Guidance", and "2025 Annual Outlook", developments related to new customer wins, program inclusions, timing of production ramps, including statements under the headings “Second 1.6T program award with a large Hyperscaler customer” and “HPS Full Rack AI System program award”, anticipated economic conditions, industry trends, customer demand, prospects and opportunities, and strategic initiatives. Such forward-looking statements may, without limitation, be preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “continues,” “project,” "target," "outlook," "goal," "guidance", “potential,” “possible,” “contemplate,” “seek,” or similar expressions, or may employ such future or conditional verbs as “may,” “might,” “will,” “could,” “should,” or “would,” or may otherwise be indicated as forward-looking statements by grammatical construction, phrasing or context. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995, where applicable, and for forward-looking information under applicable Canadian securities laws.

Forward-looking statements are provided to assist readers in understanding management’s current expectations and plans relating to the future. Forward-looking statements reflect our current estimates, beliefs and assumptions, which are based on management’s perception of historic trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances, including certain assumptions about anticipated CCS and ATS revenue growth; anticipated demand levels across our businesses; continuing operating leverage and improving mix; the impact of anticipated market conditions on our businesses; tax and interest rates; continued advancement and commercialization of AI technologies and cloud computing; supporting sustained high levels of capital expenditure investments by leading hyperscaler; AI, and data center customers; the economy; our customers; our suppliers; our ability to achieve our strategic goals; the number of outstanding shares; as well as other market, financial and operational assumptions. Readers are cautioned that such information may not be appropriate for other purposes. Readers should not place undue reliance on such forward-looking information.

Forward-looking statements are not guarantees of future performance and are subject to risks that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including, among others, risks related to: customer and segment concentration; reduction in customer revenue; erosion in customer market competitiveness; changing revenue mix and margins; uncertain market, industry, political and economic conditions; changes to policies or legislation; operational challenges such as inventory management and materials and supply chain constraints; and program ramps; the cyclical nature and/or volatility of certain of our businesses; talent management and inefficient employee utilization; risks related to the expansion or consolidation of our operations; cash flow, revenue, and operating results, and tax and interest variability; technology and IT disruption; increasing legal, tax and regulatory complexity and uncertainty (including in relation to our or our customers' businesses); integrating and achieving the anticipated benefits from acquisitions; and the potential adverse impacts of events outside of our control.

For more exhaustive information on the foregoing and other material risks, uncertainties and assumptions readers should refer to our public filings at www.sedarplus.ca and www.sec.gov, including in our most recent Management's Discussion and Analysis of Financial Condition and Results of Operations, Annual Report on Form 20-F, and subsequent reports on Form 10-K, Quarterly Reports on Form 10-Q, Form 8-K and other documents filed with or furnished to, the U.S. Securities and Exchange Commission, and the Canadian Securities Administrators, as applicable.

Forward-looking statements speak only as of the date on which they are made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.
All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Contacts:
Celestica Global Communications             Celestica Investor Relations
(416) 448-2200                        (416) 448-2211
media@celestica.com                     clsir@celestica.com

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Schedule 1
Supplementary Non-GAAP Financial Measures

The non-GAAP financial measures included in this press release are: adjusted gross profit, adjusted SG&A, adjusted operating earnings (or adjusted EBIAT), and each of the foregoing measures as a percentage of revenue, adjusted net earnings, adjusted EPS, adjusted ROIC, free cash flow, adjusted tax expense and adjusted effective tax rate. Adjusted EBIAT, adjusted ROIC, free cash flow, adjusted tax expense and adjusted effective tax rate are further described in the tables below. As used herein, "Q1," "Q2," "Q3," and "Q4" followed by a year refers to the first quarter, second quarter, third quarter and fourth quarter of such year, respectively.

We believe the non-GAAP financial measures herein enable investors to evaluate and compare our results from operations by excluding specific items that we do not consider to be reflective of our core operations, to evaluate cash resources that we generate from our business each period, to analyze operating results using the same measures our chief operating decision makers use to measure performance, and to help compare our results with those of our competitors. In addition, management believes that the use of adjusted tax expense and adjusted effective tax rate provides additional transparency into the tax effects of our core operations, and are useful to management and investors for historical comparisons and forecasting. These non-GAAP financial measures reflect management’s belief that the excluded items are not indicative of our core operations.

Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and therefore may not be directly comparable to similar measures presented by other companies. Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as a substitute for any GAAP financial measure. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are below.

We do not provide reconciliations for our forward-looking non-GAAP financial measures, as we are unable to reasonably estimate the items that we exclude from GAAP to calculate comparable non-GAAP measures without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various events that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact the most directly comparable forward-looking GAAP financial measure. For these same reasons, we are unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Our non-GAAP financial measures are calculated by making the following adjustments (as applicable) to our GAAP financial measures:

Employee SBC expense, which represents the estimated fair value of stock options, restricted share units and performance share units granted to employees, is excluded because grant activities vary significantly from quarter-to-quarter in both quantity and fair value. We believe excluding this expense allows us to compare core operating results with those of our competitors, who also generally exclude employee SBC expense in assessing operating performance, and may have different granting patterns, equity awards and valuation assumptions.

Total return swap fair value adjustments (TRS FVAs) represent mark-to-market adjustments to our TRS Agreement, as the TRS Agreement is re-measured at fair value at each quarter end. We exclude the impact of these non-cash fair value adjustments (which reflect fluctuations in the market price of our common shares recorded in cost of sales, SG&A, or Miscellaneous Expenses (Income)) from period to period as such fluctuations do not represent our ongoing operating performance. In addition, we believe that excluding these non-cash adjustments permits a helpful comparison of our core operating results to our competitors. In accordance with GAAP, TRS FVAs prior to 2024 were recorded in Miscellaneous Expense (Income). Commencing in 2024, the TRS Agreement was treated as an economic hedge with the TRS FVAs recorded in cost of sales and SG&A.

Transitional hedge reclassifications and adjustments related to foreign currency forward exchange contracts (FCC Transitional ADJ) and interest rate swaps (IRS Transitional ADJ) were both specifically driven by our transition from IFRS to GAAP. For the purpose of determining our non-GAAP measures, FCC Transitional ADJ were made to cost of sales and SG&A and IRS Transitional ADJ are made to finance costs. Our foreign currency forward exchange contracts and interest rate swaps that we entered prior to 2024 were accounted for as either cash flow hedges (qualified for hedge accounting) or economic hedges under IFRS. However, those

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contracts were not accounted for as such under GAAP until January 1, 2024, resulting in FCC Transitional ADJ and IRS Transitional ADJ. Had we been able to designate those foreign currency forward exchange contracts and interest rate swaps under GAAP from their inception, they would have qualified as cash flow or economic hedges under GAAP, and no FCC Transitional ADJ or IRS Transitional ADJ would have been required under GAAP. FCC Transitional ADJ and IRS transitional ADJ are not reflective of the on-going operational impacts of our hedging activities and are excluded in assessing operating performance.

Amortization of intangible assets (excluding computer software) consist of non-cash charges for intangible assets that are impacted by the timing and magnitude of acquired businesses. Amortization of intangible assets varies among our competitors, and we believe that excluding these charges permits a helpful comparison of core operating results to our competitors who also generally exclude amortization charges in assessing operating performance.

Restructuring and Other Charges (Recoveries) consist of, when applicable: Restructuring Charges (Recoveries) (defined below); Transition Costs (Recoveries) (defined below); consulting, transaction and integration costs related to potential and completed acquisitions; legal settlements (recoveries); in Q2 2023 and Q3 2023, costs associated with the conversion and underwritten public sale of our shares by Onex Corporation (Onex), our then-controlling shareholder, and commencing in Q2 2023, related costs pertaining to our transition as a US domestic filer. We exclude these charges and recoveries because we believe that they are not directly related to ongoing operating results and do not reflect our expected future operating expenses after completion of the relevant actions. Our competitors may record similar items at different times, and we believe these exclusions permit a helpful comparison of our core operating results with those of our competitors who also generally exclude these items in assessing operating performance.

Restructuring Charges (Recoveries), consist of costs or recoveries relating to: employee severance, lease terminations, site closings and consolidations, accelerated depreciation of owned property and equipment which are no longer used and are available for sale, and reductions in infrastructure.

Transition Costs (Recoveries) consist of costs and recoveries in connection with: (i) the transfer of manufacturing lines from closed sites to other sites within our global network; (ii) the sale of real properties unrelated to restructuring actions (Property Dispositions); and (iii) specified charges or recoveries related to the Purchaser Lease (defined below). Transition Costs consist of direct relocation and duplicate costs (such as rent expense, utility costs, depreciation charges, and personnel costs) incurred during the transition periods, as well as cease-use and other costs incurred in connection with idle or vacated portions of the relevant premises that we would not have incurred but for these relocations, transfers and dispositions. As part of our 2019 Toronto real property sale, we entered into a related 10-year lease for our then-anticipated headquarters (Purchaser Lease). In November 2022, we extended the lease (on a long-term basis) on our current corporate headquarters due to several Purchaser Lease commencement date delays. In Q3 2023, we executed a sublease for a portion of the leased space under the Purchaser Lease. We record charges related to the sublet of the Purchaser Lease (which commenced in June 2024) as Transition Costs. We believe that excluding Transition Costs and Recoveries permits a helpful comparison of our core operating results from period-to-period, as they do not reflect our ongoing operations once these specified events are complete.

Miscellaneous Expense (Income) consists primarily of: (i) certain net periodic benefit costs (credits) related to our pension and post-employment benefit plans consisting of interest costs and expected returns on pension balances, and amortization of actuarial gains or losses; and (ii) gains or losses related to our TRS Agreement and foreign currency forward exchange contracts and interest rate swaps that we entered into prior to 2024. Those derivative instruments were accounted for as either cash flow hedges (qualifying for hedge accounting) or economic hedges under IFRS. However, those contracts were not accounted for as such under GAAP until January 1, 2024. Certain gains and losses related to those contracts were recorded in Miscellaneous Expense (Income). See FCC Transitional ADJ, IRS Transitional ADJ and TRS FVAs above. We exclude such items because we believe they are not directly related to our ongoing operating results.

Non-core tax impacts are excluded, as we do not believe these costs or recoveries reflect our core operating performance and vary significantly among our competitors who also generally exclude such items in assessing operating performance. In addition, in calculating adjusted net earnings, adjusted EPS, adjusted tax expense and adjusted effective tax rate for the 2024 periods, management also excluded the one-time Q1 2024 portion of the negative tax impact arising from the enactment of Pillar Two (global minimum tax) legislation in Canada

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recorded in Q2 2024 and incremental withholding tax accrued in such quarter to minimize its impact (Pillar Two Tax Adjustments), as such portion is not attributable to our on-going operations for subsequent periods.

Our non-GAAP financial measures include the following:

Adjusted operating earnings (Adjusted EBIAT) is defined as GAAP earnings from operations excluding the impact of Employee SBC expense, TRS FVAs, FCC Transitional ADJ, Amortization of intangible assets (excluding computer software), and Restructuring and Other Charges (Recoveries). Adjusted operating margin is adjusted operating earnings as a percentage of GAAP revenue. Management uses adjusted operating earnings (adjusted EBIAT) as a measure to assess performance related to our core operations.

Adjusted net earnings is defined as GAAP net earnings before the impact of Employee SBC expense, TRS FVAs, FCC Transitional ADJ, amortization of intangible assets (excluding computer software), Restructuring and Other Charges (Recoveries), IRS Transitional ADJ, Miscellaneous Expense (Income) and adjustment for taxes. Adjusted net earnings per share is calculated by dividing adjusted net earnings by the number of diluted weighted average shares outstanding. Management uses adjusted net earnings as a measure to assess performance related to our core operations.

Free cash flow is defined as cash provided by (used in) operations after the purchase of property, plant and equipment (net of proceeds from the sale of certain surplus equipment and property, when applicable). Free cash flow does not represent residual cash flow available to Celestica for discretionary expenditures. Management uses free cash flow as a measure, in addition to GAAP cash provided by (used in) operations, to assess our operational cash flow performance. We believe free cash flow provides another level of transparency to our ability to generate cash from normal business operations.

Adjusted ROIC is calculated by dividing annualized adjusted EBIAT by average net invested capital for the period. Net invested capital (calculated in the tables below) is derived from GAAP financial measures, and is defined as total assets less: cash, ROU assets (operating and finance leases), accounts payable, accrued and other current liabilities (excluding finance and operating lease liabilities), provisions, and income taxes payable. Management uses adjusted ROIC as a measure to assess the effectiveness of the invested capital we employ to build products or provide services to our customers, by quantifying how well we generate earnings relative to the capital we have invested in our business.

The following table (which is unaudited) sets forth, for the periods indicated, the various non-GAAP financial measures discussed above, and a reconciliation of such non-GAAP financial measures to the most directly comparable financial measures determined under GAAP (in millions, except percentages and per share amounts):

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	Three months ended December 31				Year ended December 31
	2024		2023		2024		2023
		% of revenue		% of revenue		% of revenue		% of revenue
GAAP revenue	$2,545.7		$2,140.5		$9,646.0		$7,961.0

GAAP gross profit	$297.2	11.7%	$223.2	10.4%	$1,033.7	10.7%	$754.1	9.5%
Employee SBC expense	4.6		4.2		24.8		22.6
TRS FVAs: (gains)	(22.4)		—		(39.6)		—
FCC Transitional ADJ	0.4		(3.6)		0.1		3.6
Adjusted gross profit (non-GAAP)	$279.8	11.0%	$223.8	10.5%	$1,019.0	10.6%	$780.3	9.8%

GAAP SG&A	$57.6	2.3%	$85.1	4.0%	$293.5	3.0%	$303.2	3.8%
Employee SBC expense	(5.5)		(5.6)		(32.6)		(33.0)
TRS FVAs: (gains)	29.1		—		51.4		—
FCC Transitional ADJ	—		(2.2)		1.4		4.8
Adjusted SG&A (non-GAAP)	$81.2	3.2%	$77.3	3.6%	$313.7	3.3%	$275.0	3.5%

GAAP earnings from operations	$202.6	8.0%	$109.2	5.1%	$599.3	6.2%	$338.3	4.2%
Employee SBC expense	10.1		9.8		57.4		55.6
TRS FVAs: (gains)	(51.5)		—		(91.0)		—
FCC Transitional ADJ	0.4		(1.4)		(1.3)		(1.2)
Amortization of intangible assets (excluding computer software)	9.9		9.2		38.8		36.8
Restructuring and other charges, net of recoveries	2.1		1.5		19.4		12.1
Adjusted operating earnings (adjusted EBIAT) (non-GAAP)	$173.6	6.8%	$128.3	6.0%	$622.6	6.5%	$441.6	5.5%

GAAP net earnings	$151.7	6.0%	$91.6	4.3%	$428.0	4.4%	$244.4	3.1%
Employee SBC expense	10.1		9.8		57.4		55.6
TRS FVAs: (gains)	(51.5)		—		(91.0)		—
FCC Transitional ADJ	0.4		(1.4)		(1.3)		(1.2)
Amortization of intangible assets (excluding computer software)	9.9		9.2		38.8		36.8
Restructuring and other charges, net of recoveries	2.1		1.5		19.4		12.1
Miscellaneous Expense (Income)	1.2		(21.0)		15.0		(46.6)
IRS Transitional ADJ	—		2.9		—		9.0
Adjustments for taxes(1)	6.3		(0.5)		(5.5)		(14.3)
Adjusted net earnings (non-GAAP)	$130.2	5.1%	$92.1	4.3%	$460.8	4.8%	$295.8	3.7%

Diluted EPS
Weighted average # of shares (in millions)	117.3		119.5		118.7		120.3
GAAP earnings per share	$1.29		$0.77		$3.61		$2.03
Adjusted earnings per share (non-GAAP)	$1.11		$0.77		$3.88		$2.46
# of shares outstanding at period end (in millions)	116.1		119.0		116.1		119.0

GAAP cash provided by operations	$143.4		$118.0		$473.9		$326.2
Purchase of property, plant and equipment, net of sales proceeds	(47.6)		(31.9)		(168.0)		(122.4)
Free cash flow (non-GAAP)	$95.8		$86.1		$305.9		$203.8

GAAP ROIC %	34.0%		20.1%		26.1%		15.9%
Adjusted ROIC % (non-GAAP)	29.1%		23.6%		27.2%		20.7%

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(1)    The adjustments for taxes, as applicable, represent the tax effects of our non-GAAP adjustments (see below).

The following table sets forth a reconciliation of our adjusted tax expense (non-GAAP) and our adjusted effective tax rate (non-GAAP) to our GAAP tax expense and GAAP effective tax rate, respectively, for the periods indicated, in each case determined by excluding the tax benefits or costs associated with the listed items (in millions, except percentages) from our GAAP tax expense for such periods. Our GAAP effective tax rate is determined by dividing (i) GAAP tax expense by (ii) earnings from operations minus finance costs and Miscellaneous Expense (Income) recorded on our statement of operations; our adjusted effective tax rate (non-GAAP) is determined by dividing (i) adjusted tax expense (non-GAAP) by (ii) adjusted operating earnings (non-GAAP) minus finance costs and IRS Transitional ADJ.

	Three months ended		Year ended
	December 31		December 31
	2024	2023	2024	2023

GAAP tax expense	$37.8	$23.1	$104.2	$61.6

Tax costs (benefits) of the following items excluded from GAAP tax expense:
Employee SBC expense and TRS FVAs	(5.5)	2.4	3.5	10.0
Amortization of intangible assets (excluding computer software)	0.7	0.8	3.0	3.0
Restructuring and other charges	0.5	(0.2)	1.1	1.3
Non-core tax adjustment for NCS acquisition	—	—	7.5	—
Prior Period Pillar Two Tax Adjustments	—	—	(8.1)	—
Miscellaneous Expense (Income)	(2.0)	(2.5)	(1.5)	—
Adjusted tax expense (non-GAAP)	$31.5	$23.6	$109.7	$75.9

GAAP tax expense	$37.8	$23.1	$104.2	$61.6

Earnings from operations	$202.6	$109.2	$599.3	$338.3
Finance Costs	(11.9)	(15.5)	(52.1)	(78.9)
Miscellaneous Expense (Income)	(1.2)	21.0	(15.0)	46.6
	$189.5	$114.7	$532.2	$306.0

GAAP effective tax rate	20%	20%	20%	20%

Adjusted tax expense (non-GAAP)	$31.5	$23.6	$109.7	$75.9

Adjusted operating earnings (non-GAAP)	$173.6	$128.3	$622.6	$441.6
Finance Costs	(11.9)	(15.5)	(52.1)	(78.9)
IRS Transitional ADJ	—	2.9	—	9.0
	$161.7	$115.7	$570.5	$371.7

Adjusted effective tax rate (non-GAAP)	19%	20%	19%	20%

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The following table sets forth, for the periods indicated, our calculation of GAAP ROIC % and adjusted ROIC % (non-GAAP) (in millions, except GAAP ROIC % and adjusted ROIC %).

	Three months ended		Year ended
	December 31		December 31
	2024	2023	2024	2023

GAAP earnings from operations	$202.6	$109.2	$599.3	$338.3
Multiplier to annualize earnings	4	4	1	1
Annualized GAAP earnings from operations	$810.4	$436.8	$599.3	$338.3

Average net invested capital for the period *	$2,386.7	$2,176.9	$2,292.4	$2,132.5

GAAP ROIC %	34.0%	20.1%	26.1%	15.9%

	Three months ended		Year ended
	December 31		December 31
	2024	2023	2024	2023

Adjusted operating earnings (adjusted EBIAT) (non-GAAP)	$173.6	$128.3	$622.6	$441.6
Multiplier to annualize earnings	4	4	1	1
Annualized adjusted EBIAT (non-GAAP)	$694.4	$513.2	$622.6	$441.6

Average net invested capital for the period*	$2,386.7	$2,176.9	$2,292.4	$2,132.5

Adjusted ROIC % (non-GAAP)	29.1%	23.6%	27.2%	20.7%

	December 31 2024	September 30 2024	June 30 2024	March 31 2024
Net invested capital consists of:
Total assets	$5,988.2	$5,924.8	$5,872.8	$5,711.5
Less: cash	423.3	398.5	434.0	308.1
Less: ROU assets (operating and finance leases)	180.8	186.3	200.1	196.1
Less: accounts payable, accrued and other current liabilities, provisions and income taxes payable (excluding finance and operating lease liabilities)	2,969.2	2,981.6	2,946.2	2,992.6
Net invested capital at period end *	$2,414.9	$2,358.4	$2,292.5	$2,214.7

	December 31 2023	September 30 2023	June 30 2023	March 31 2023
Net invested capital consists of:
Total assets	$5,890.5	$5,744.8	$5,499.6	$5,464.2
Less: cash	370.4	353.1	360.7	318.7
Less: ROU assets (operating and finance leases)	170.0	174.0	163.2	150.6
Less: accounts payable, accrued and other current liabilities, provisions and income taxes payable (excluding finance and operating lease liabilities)	3,168.4	3,045.6	2,873.9	2,877.0
Net invested capital at period end *	$2,181.7	$2,172.1	$2,101.8	$2,117.9
* We use a two-point average to calculate average net invested capital for the quarter and a five-point average to calculate average net invested capital for the 12-month period. Average net invested capital for Q4 2024 is the average of net invested capital as at December 31, 2024 and September 30, 2024, and average net invested capital for FY 2024 is the average of net invested capital as at December 31, 2023, March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024.

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CELESTICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars)
(unaudited)

	December 31 2024	December 31 2023
Assets
Current assets:
Cash and cash equivalents	$423.3	$370.4
Accounts receivable, net	2,069.0	1,795.7
Inventories	1,760.6	2,104.3
Income taxes receivable	8.5	11.9
Other current assets	250.8	228.3
Total current assets	4,512.2	4,510.6
Property, plant and equipment, net (including finance right-of-use assets)	537.2	524.0
Operating lease right-of-use assets	124.4	107.8
Goodwill	340.5	321.7
Intangible assets	308.0	318.3
Deferred income taxes	87.7	57.0
Other non-current assets	78.2	51.1
Total assets	$5,988.2	$5,890.5
Liabilities and Equity
Current liabilities:
Current portion of borrowings under credit facility and finance lease obligations	$26.5	$27.0
Accounts payable	1,294.8	1,298.2
Accrued and other current liabilities (including operating lease payables)	1,586.7	1,810.6
Income taxes payable	93.5	64.3
Current portion of provisions	19.9	20.4
Total current liabilities	3,021.4	3,220.5
Long-term portion of borrowings under credit facility and finance lease obligations	770.2	648.3
Pension and non-pension post-employment benefit obligations	83.8	83.9
Long-term portion of provisions and other non-current liabilities (including operating lease payables)	167.4	124.6
Deferred income taxes	49.4	42.2
Total liabilities	4,092.2	4,119.5
Equity:
Capital stock	1,632.8	1,672.5
Treasury stock	(92.9)	(80.1)
Additional paid-in capital	797.5	1,030.6
Accumulated deficit	(423.8)	(851.8)
Accumulated other comprehensive loss	(17.6)	(0.2)
Total equity	1,896.0	1,771.0
Total liabilities and equity	$5,988.2	$5,890.5

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CELESTICA INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions of U.S. dollars, except per share amounts)
(unaudited)

	Three months ended		Year ended
	December 31		December 31
	2024	2023	2024	2023

Revenue	$2,545.7	$2,140.5	$9,646.0	$7,961.0
Cost of sales	2,248.5	1,917.3	8,612.3	7,206.9
Gross profit	297.2	223.2	1,033.7	754.1
Selling, general and administrative expenses	57.6	85.1	293.5	303.2
Research and development	23.4	17.6	78.0	60.9
Amortization of intangible assets	11.5	9.8	43.5	39.6
Restructuring and other charges, net of recoveries	2.1	1.5	19.4	12.1
Earnings from operations	202.6	109.2	599.3	338.3
Finance costs	11.9	15.5	52.1	78.9
Miscellaneous expense (income)	1.2	(21.0)	15.0	(46.6)
Earnings before income taxes	189.5	114.7	532.2	306.0
Income tax expense (recovery)
Current	47.7	17.2	136.1	65.2
Deferred	(9.9)	5.9	(31.9)	(3.6)
	37.8	23.1	104.2	61.6
Net earnings	$151.7	$91.6	$428.0	$244.4

Earnings per share:
Basic	$1.30	$0.77	$3.62	$2.03
Diluted	$1.29	$0.77	$3.61	$2.03

Weighted-average shares used in computing per share amounts (in millions)
Basic	116.3	119.3	118.1	120.1
Diluted	117.3	119.5	118.7	120.3

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CELESTICA INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions of U.S. dollars)
(unaudited)

	Three months ended		Year ended
	December 31		December 31
Cash provided by (used in):	2024	2023	2024	2023
Operating activities:
Net earnings	$151.7	$91.6	$428.0	$244.4
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	40.0	36.0	151.9	130.8
Stock-based compensation (SBC)	10.1	9.8	57.4	55.6
Total return swap (TRS) fair value adjustments	(51.5)	(11.4)	(91.0)	(45.6)
Restructuring and other charges	—	(0.3)	5.9	1.6
Unrealized losses (gains) on hedge derivatives	2.1	(9.6)	13.2	6.3
Deferred income taxes	(9.9)	5.9	(31.9)	(3.6)
Other	15.9	(5.7)	11.1	(2.2)
Changes in non-cash working capital items:
Accounts receivable	(61.3)	(196.7)	(270.7)	(402.2)
Inventories	59.9	154.6	343.7	245.1
Other current assets	8.1	(13.9)	45.1	8.6
Accounts payable, accrued and other current liabilities, provisions and income taxes payable	(21.7)	57.7	(188.8)	87.4
Net cash provided by operating activities	143.4	118.0	473.9	326.2

Investing activities:
Cash paid for business acquisition, net of cash acquired	—	—	(36.1)	—
Purchase of computer software and property, plant and equipment	(47.6)	(32.9)	(170.9)	(125.1)
Proceeds from sale of assets	—	1.0	2.9	2.7
Other	(3.4)	—	(8.4)	—
Net cash used in investing activities	(51.0)	(31.9)	(212.5)	(122.4)

Financing activities:
Borrowings under revolving loans	313.0	270.0	798.0	891.0
Repayments under revolving loans	(313.0)	(270.0)	(798.0)	(891.0)
Borrowing under term loans	—	—	750.0	—
Repayments under term loans	(4.4)	(4.5)	(617.7)	(18.3)
Principal payments of finance leases	(2.6)	(2.3)	(9.7)	(9.9)
Proceeds from issuance of capital stock	—	—	3.9	0.3
Repurchase of capital stock for cancellation	(25.5)	(10.0)	(152.0)	(35.6)
Purchase of treasury stock for stock-based plans	(18.0)	(35.1)	(119.6)	(82.3)
Proceeds from TRS settlement	—	—	32.3	5.0
SBC cash settlement	(15.6)	(16.9)	(84.6)	(66.7)
Debt issuance costs paid	(1.5)	—	(11.1)	(0.4)
Net cash used in financing activities	(67.6)	(68.8)	(208.5)	(207.9)

Net increase (decrease) in cash and cash equivalents	24.8	17.3	52.9	(4.1)
Cash and cash equivalents, beginning of year	398.5	353.1	370.4	374.5
Cash and cash equivalents, end of year	$423.3	$370.4	$423.3	$370.4

Supplemental disclosure information:
Interest paid	$12.3	$12.6	$52.9	$68.8
Net income taxes paid	$34.4	$6.6	$106.3	$78.4
Non-cash investing activity:
Unpaid purchases of property, plant and equipment at end of period	$29.7	$52.5	$29.7	$52.5

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